Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alphatec Holdings, Inc.

Gordon C. Bigler

Vice President, Finance & Corp. Communications

760.494.6667

gbigler@alphatecspine.com

Alphatec Holdings, Inc. Announces Pricing of Common Stock Offering

CARLSBAD, Calif., September 21, 2007

Alphatec Holdings, Inc. (NASDAQ:ATEC), a medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced the pricing of its public offering of 8,800,000 shares of its common stock at a price of $3.45 per share. The net proceeds, after commissions and expenses, of the public offering will be approximately $28.5 million. All of the shares are being offered by Alphatec. The Company has also granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares to cover over-allotments, if any.

Canaccord Adams Inc. is acting as the sole book runner of the public offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A shelf registration statement relating to the shares of common stock that Alphatec intends to sell has been filed with and declared effective by the U.S. Securities and Exchange Commission. Any offer of shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A copy of the final prospectus may be obtained, when available, from Canaccord Adams Inc. Attn: Equity Capital Markets, Phone: (617) 371-3900.

About Alphatec

Alphatec Holdings, Inc. (Nasdaq:ATEC) designs, develops, manufactures and markets products for the surgical treatment of spine disorders. Alphatec’s broad product portfolio and pipeline includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertebral, minimally invasive, motion preservation, vertebral compression fractures and allograft markets. Alphatec’s “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. State-of-the-art in-house manufacturing capabilities provide a unique competitive advantage, enabling Alphatec to rapidly deliver customized solutions to meet surgeons’ and patients’ critical needs. Alphatec has 22 issued U.S. patents, six issued foreign patents and 21 pending patent applications, including 10 pending U.S. applications, six pending international applications and five pending foreign national applications. Alphatec’s principal product offerings are primarily focused on the global spine fusion market, which is estimated by Alphatec to be more than $5.9 billion in 2007. In addition to its U.S. operations, Alphatec also markets a range of spine and orthopedic products in Japan through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

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